CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Currency-Linked Capital Protected Notes due 2013	$7,125,000	$397.58

October 2009 Pricing Supplement No. 208 Registration Statement No. 333-156423 Dated October 23, 2009 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Currencies

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of a Basket of Six Currencies Relative to the U.S. Dollar
Brazilian real + Chinese renminbi + Hungarian forint + Indian rupee + Mexican peso + Turkish lira
The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,125,000
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	October 23, 2009
Original issue date:	October 30, 2009 (5 business days after the pricing date)
Maturity date:	January 31, 2013
Principal protection:	100%
Interest:	None
Basket:	Basket Currencies	Weighting	Initial Exchange Rate
	Brazilian real (“BRL”)	16.6667%	1.7113
	Chinese renminbi (“CNY”)	16.6667%	6.8275
	Hungarian forint (“HUF”)	16.6667%	177.07057
	Indian rupee (“INR”)	16.6667%	46.45
	Mexican peso (“MXN”)	16.6667%	13.00860
	Turkish lira (“TRY”)	16.6667%	1.46811
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies
Participation rate:	130%
Currency performance value:	With respect to each of the basket currencies: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	The exchange rate on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	The exchange rate on the valuation date
Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source described herein.
Valuation date:	January 22, 2013
CUSIP / ISIN:	617482HH0 / US617482HH02
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.50%	97.50%
Total	$7,125,000	$178,125	$6,946,875
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 4 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary. See “Supplemental information regarding plan of distribution; conflicts of interest.”
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the supplemental redemption amount, if any, based on whether the basket has appreciated relative to the U.S. dollar on the valuation date.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Key Dates
Pricing date:	Original issue date:	Maturity date:
October 23, 2009	October 30, 2009 (5 business days after the pricing date)	January 31, 2013
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$7,125,000
Basket:	Basket Currency Brazilian real (“BRL”) Chinese renminbi (“CNY”) Hungarian forint (“HUF”) Indian rupee (“INR”) Mexican peso (“MXN”) Turkish lira (“TRY”)	Weighting 16.6667% 16.6667% 16.6667% 16.6667% 16.6667% 16.6667%	Initial Exchange Rate 1.7113 6.8275 177.07057 46.45 13.00860 1.46811
Issue price:	$1,000 per note (see “Syndicate Information” on page 4)
Stated principal amount:	$1,000 per note
Interest:	None
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + supplemental redemption amount (if any)
Supplemental redemption amount:	$1,000 times the basket performance times the participation rate; provided that the supplemental redemption amount will not be less than zero.
Basket performance:	Sum of the currency performance values of each of the basket currencies.

A depreciation of one or more basket currencies will partially or wholly offset any appreciation in any of the other basket currencies such that the basket performance as a whole may be less than or equal to zero, in which case you will only receive your principal back at maturity.
Please see “Hypothetical Payout on the Notes” starting on page 5 for full examples of how to calculate the basket performance at maturity.

Currency performance:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1]
Currency performance value:	With respect to each basket currency, the weighted percentage appreciation or depreciation of each basket currency as represented by the following formula: currency performance x weighting
Participation rate:	130%
Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date. See “Basket – Initial Exchange Rate” above.
Final exchange rate:	The exchange rate as posted on the applicable reference source on the valuation date

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-Linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

Exchange rate:	With respect to each basket currency, the rate for conversion of such basket currency into one U.S. dollar as determined by reference to the applicable reference source.
Reference source:	BRL :	Reuters “BRFR”	INR :	Reuters “RBIB”
	CNY :	Reuters “SAEC”	MXN :	Reuters “WMRSPOT10”
	HUF :	Reuters “ECB37”=(HUF/EUR)/(USD/EUR)	TRY:	Reuters “ECB37”=(TRY/EUR)/(USD/EUR)
Valuation date:	January 22, 2013
Risk Factors:	Please see “Risk Factors” on page 7.

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Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482HH0
ISIN:	US617482HH02
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 3.2275% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,109.7145 due at maturity. You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustments to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2009	$5.3792	$5.3792
January 1, 2010 through June 30, 2010	$16.2243	$21.6035
July 1, 2010 through December 31, 2010	$16.4861	$38.0896
January 1, 2011 through June 30, 2011	$16.7522	$54.8418
July 1, 2011 through December 31, 2011	$17.0225	$71.8643
January 1, 2012 through June 30, 2012	$17.2972	$89.1615
July 1, 2012 through December 31, 2012	$17.5763	$106.7378
January 1, 2013 through the Maturity Date	$2.9767	$109.7145

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amounts of payments that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the basket currencies.  Such purchase activity could have affected the exchange rate for the basket currencies, and, therefore, the exchange rate that must prevail with respect to the basket currencies on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.
MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the

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Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.
Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.50%	<$1MM
99.50%	2.00%	≥$1MM and <$3MM
99.25%	1.75%	≥$3MM and <$5MM
99.00%	1.50%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for currency-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

Hypothetical Payout on the Notes

Presented below are two full examples showing how to calculate the payment at maturity.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates or basket performances used in the examples below are hypothetical and do not reflect actual exchange rates or basket performances.

Example 1:  The basket performance is positive.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	16.6667%	1.7882	1.6256	10%
CNY	16.6667%	6.8280	6.2073	10%
HUF	16.6667%	185.0800	168.2545	10%
INR	16.6667%	48.1100	43.7364	10%
MXN	16.6667%	13.5364	12.3058	10%
TRY	16.6667%	1.4915	1.3559	10%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  16.6667%, plus

[(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  16.6667%, plus

[(Initial HUF exchange rate / Final HUF exchange rate) – 1]  x  16.6667%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  16.6667%, plus

[(Initial MXN exchange rate / Final MXN exchange rate) – 1]  x  16.6667%, plus

[(Initial TRY exchange rate / Final TRY exchange rate) – 1]  x  16.6667%

So, using the hypothetical exchange rates above:

[(1.7882 / 1.6256) – 1] x 16.6667%  = 1.6667% plus

[(6.8280 / 6.2073) – 1] x 16.6667%  = 1.6667% plus

[(185.0800 / 168.2545) – 1] x 16.6667%  = 1.6667% plus

[(48.1100 / 43.7364) – 1] x 16.6667%  = 1.6667% plus

[(13.5364 / 12.3058) – 1] x 16.6667%  = 1.6667% plus

 [(1.4915 / 1.3559) – 1] x 16.6667%  = 1.6667%

Basket performance   =   10%

Hypothetical basket performance =	10%
Participation rate =	130%
Supplemental redemption amount =	$1,000 x basket performance x participation rate
Supplemental redemption amount =	$1,000 x 10% x 130% = $130

Because the basket performance is greater than zero, investors will receive a supplemental redemption amount.  Therefore, the total payment at maturity per note will be $1,130, which is the sum of the $1,000 principal amount and the supplemental redemption amount of $130.

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Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

Example 2:  Basket performance is zero or negative.

Basket Currency	Weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	% Appreciation / Depreciation
BRL	16.6667%	1.7882	1.6256	10%
CNY	16.6667%	6.8280	6.8280	0%
HUF	16.6667%	185.0800	201.1739	– 8%
INR	16.6667%	48.1100	52.2935	– 8%
MXN	16.6667%	13.5364	13.5364	0%
TRY	16.6667%	1.4915	1.7547	– 15%

Basket performance = Sum of currency performance values

[(Initial BRL exchange rate / Final BRL exchange rate) – 1]  x  16.6667%, plus

[(Initial CNY exchange rate / Final CNY exchange rate) – 1]  x  16.6667%, plus

[(Initial HUF exchange rate / Final HUF exchange rate) – 1]  x  16.6667%, plus

[(Initial INR exchange rate / Final INR exchange rate) – 1]  x  16.6667%, plus

[(Initial MXN exchange rate / Final MXN exchange rate) – 1]  x  16.6667%, plus

[(Initial TRY exchange rate / Final TRY exchange rate) – 1]  x  16.6667%

So, using the hypothetical exchange rates above:

[(1.7882 / 1.6256) – 1] x 16.6667%  = 1.6667% plus

[(6.8280 / 6.8280) – 1] x 16.6667%  = 0.0000% plus

[(185.0800 / 201.1739) – 1] x 16.6667%  = -1.3333% plus

[(48.1100 / 52.2935) – 1] x 16.6667%  = -1.3333% plus

[(13.5364 / 13.5364) – 1] x 16.6667%  = 0.0000% plus

 [(1.4915 / 1.7547) – 1] x 16.6667%  = -2.5000%

Basket performance   =   – 3.5%

Hypothetical basket performance =          – 3.5%
Supplemental redemption amount =        $0

Because the basket performance is less than (or equal to) 0%, the supplemental redemption amount will be $0 and the total payment at maturity per note will only equal the $1,000 principal amount per note.

The basket performance may be equal to or less than 0% even though one or more basket currencies have strengthened relative to the U.S. dollar over the term of the notes as this strengthening may be moderated, or wholly offset, by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other basket currencies.  In this example, the appreciation of the Brazilian real is more than offset by the depreciation of the Hungarian forint, the Indian rupee and the Turkish lira.

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Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.

▪
The notes may not pay more than the stated principal amount at maturity.  Because the supplemental redemption amount is variable and may equal zero, you may receive only the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
No periodic interest payments and the return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  Unless the basket performance is sufficiently greater than zero, the overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the supplemental redemption amount, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the notes.  Exchange rate movements for a particular currency against the U.S. dollar are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the notes and the return on an investment in the notes.

▪
Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

▪
The recent global financial crisis may heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  Recently, for example, the Hungarian forint and the Turkish lira have dropped steeply against the U.S. dollar.  In addition, governments around the world, including the United States government, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect

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▪
currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

▪
Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the basket currencies; (ii) interest rate levels; (iii) volatility of the basket currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related basket currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

▪
Even though the basket currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying basket currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

▪
Changes in the value of one or more of the basket currencies may offset each other. A decrease in the value of one or more of the basket currencies may wholly or partially offset any increase in the value of the other basket currencies.

▪
Consisting entirely of emerging markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The notes are linked to the performance of a basket consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying basket of currencies as the basket consists entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the basket currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

▪
Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may adversely affect the payment to you at maturity.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to

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▪	cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

▪
Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the basket currencies. Affiliates of the issuer have carried out, and will continue to carry out, hedging activities related to the notes (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Affiliates of the issuer also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the basket currencies and, as a result, could have increased the value against the U.S. dollar at which the basket currencies must close on the valuation date before you receive a payment at maturity that exceeds the stated principal amount of the notes.

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Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

Historical Information

The first graph below sets forth the basket performance for the period from January 1, 2004 through October 23, 2009.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period.  The graph does not attempt to show your expected return on an investment in the notes at maturity. The following tables set forth the published high, low and end-of-quarter exchange rates for each of the basket currencies for each quarter in the period from January 1, 2004 through October 23, 2009.  The related graphs set forth daily exchange rates of each basket currency relative to the U.S. dollar for such period.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

Basket Historical Performance January 1, 2004 to October 23, 2009

October 2009	Page 10

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

BRL (BRL / 1 USD)	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter (through October 23, 2009)	1.7866	1.7009	1.7173

Brazilian real January 1, 2004 to October 23, 2009 (expressed as BRL per 1 USD)

October 2009	Page 11

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

CNY (CNY / 1 USD)	High	Low	Period End
2004
First Quarter	8.2775	8.2766	8.2770
Second Quarter	8.2773	8.2765	8.2766
Third Quarter	8.2771	8.2765	8.2765
Fourth Quarter	8.2768	8.2763	8.2765
2005
First Quarter	8.2766	8.2763	8.2764
Second Quarter	8.2767	8.2763	8.2764
Third Quarter	8.2765	8.0871	8.0920
Fourth Quarter	8.0920	8.0702	8.0702
2006
First Quarter	8.0702	8.0172	8.0172
Second Quarter	8.0265	7.9943	7.9943
Third Quarter	8.0048	7.8965	7.9040
Fourth Quarter	7.9149	7.8045	7.8045
2007
First Quarter	7.8143	7.7269	7.7315
Second Quarter	7.7350	7.6151	7.6151
Third Quarter	7.6059	7.5036	7.5105
Fourth Quarter	7.5276	7.3036	7.3036
2008
First Quarter	7.3041	7.0116	7.0120
Second Quarter	7.0185	6.8544	6.8544
Third Quarter	6.8792	6.8113	6.8460
Fourth Quarter	6.8871	6.8171	6.8277
2009
First Quarter	6.8519	6.8270	6.8339
Second Quarter	6.8372	6.8192	6.8305
Third Quarter	6.8362	6.8259	6.8264
Fourth Quarter (through October 23, 2009)	6.8290	6.8233	6.8285

Chinese renminbi January 1, 2004 to October 23, 2009 (expressed as CNY per 1 USD)

October 2009	Page 12

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

HUF (HUF / 1 USD)	High	Low	Period End
2004
First Quarter	214.2800	201.6800	201.6800
Second Quarter	216.9300	201.6800	205.6100
Third Quarter	207.8800	198.2100	198.2100
Fourth Quarter	200.2100	180.0500	181.0200
2005
First Quarter	192.1500	180.7100	190.8200
Second Quarter	208.0900	189.3700	204.0400
Third Quarter	207.5700	194.4700	207.5700
Fourth Quarter	216.7400	206.2900	212.9600
2006
First Quarter	221.6900	203.0700	217.8800
Second Quarter	224.2100	203.1600	221.3900
Third Quarter	223.7600	209.3800	215.3000
Fourth Quarter	216.9100	190.4900	190.4900
2007
First Quarter	198.9800	183.6000	185.7600
Second Quarter	190.8300	180.0300	182.3200
Third Quarter	194.4700	175.9300	175.9300
Fourth Quarter	178.8700	171.2800	173.2300
2008
First Quarter	183.7100	161.9400	165.1400
Second Quarter	165.2600	149.4100	149.4100
Third Quarter	171.8200	143.5000	171.8200
Fourth Quarter	217.7500	172.8700	190.1000
2009
First Quarter	252.4500	189.2300	232.5200
Second Quarter	231.9900	194.1000	194.1000
Third Quarter	200.6300	183.0900	183.8400
Fourth Quarter (through October 23, 2009)	186.5200	176.1300	177.7900

Hungarian forint January 1, 2004 to October 23, 2009 (expressed as HUF per 1 USD)

October 2009	Page 13

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

INR (INR / 1 USD)	High	Low	Period End
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter	49.0825	47.5175	48.1100
Fourth Quarter (through October 23, 2009)	47.7550	46.1100	46.5200

Indian rupee January 1, 2004 to October 23, 2009 (expressed as INR per 1 USD)

October 2009	Page 14

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

MXN (MXN / 1 USD)	High	Low	Period End
2004
First Quarter	11.2213	10.8073	11.1251
Second Quarter	11.6698	11.1470	11.4865
Third Quarter	11.5935	11.3315	11.3820
Fourth Quarter	11.5373	11.0980	11.1470
2005
First Quarter	11.3818	10.9853	11.1702
Second Quarter	11.2445	10.7420	10.7490
Third Quarter	10.9090	10.5790	10.7590
Fourth Quarter	10.9535	10.4217	10.6349
2006
First Quarter	11.0160	10.4352	10.8740
Second Quarter	11.4825	10.8520	11.3463
Third Quarter	11.2479	10.7712	10.9850
Fourth Quarter	11.0878	10.7218	10.8032
2007
First Quarter	11.2165	10.8174	11.0493
Second Quarter	11.0211	10.7153	10.8084
Third Quarter	11.1950	10.7378	10.9354
Fourth Quarter	11.0161	10.6542	10.8988
2008
First Quarter	10.9975	10.6420	10.6420
Second Quarter	10.5827	10.2675	10.3097
Third Quarter	11.0320	9.8581	10.9378
Fourth Quarter	13.9000	10.9601	13.6733
2009
First Quarter	15.5667	13.3802	14.1722
Second Quarter	14.0505	12.9465	13.1850
Third Quarter	13.7482	12.8330	13.5115
Fourth Quarter (through October 23, 2009)	13.7619	12.8874	13.0889

Mexican peso January 1, 2004 to October 23, 2009 (expressed as MXN per 1 USD)

October 2009	Page 15

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

TRY (TRY / 1 USD)	High	Low	Period End
2004
First Quarter	1.4065	1.3093	1.3145
Second Quarter	1.5580	1.3105	1.4840
Third Quarter	1.5235	1.4285	1.5055
Fourth Quarter	1.5090	1.3435	1.3435
2005
First Quarter	1.3965	1.2570	1.3510
Second Quarter	1.4063	1.3305	1.3305
Third Quarter	1.3815	1.3125	1.3470
Fourth Quarter	1.3690	1.3380	1.3510
2006
First Quarter	1.3590	1.3028	1.3482
Second Quarter	1.7076	1.3175	1.5870
Third Quarter	1.5987	1.4400	1.5155
Fourth Quarter	1.5155	1.4133	1.4156
2007
First Quarter	1.4535	1.3813	1.3847
Second Quarter	1.3884	1.3019	1.3040
Third Quarter	1.3926	1.2072	1.2072
Fourth Quarter	1.2307	1.1685	1.1700
2008
First Quarter	1.3241	1.1508	1.3241
Second Quarter	1.3303	1.2163	1.2264
Third Quarter	1.2883	1.1535	1.2695
Fourth Quarter	1.7320	1.2720	1.5405
2009
First Quarter	1.8080	1.5120	1.6650
Second Quarter	1.6545	1.5217	1.5403
Third Quarter	1.5620	1.4530	1.4848
Fourth Quarter (through October 23, 2009)	1.5001	1.4425	1.4720

Turkish lira January 1, 2004 to October 23, 2009 (expressed as TRY per 1 USD)

October 2009	Page 16

Currency-Linked Capital Protected Notes due January 31, 2013
Based on the Performance of the Baslet of Six Currencies Relative to the U.S. Dollar

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for currency-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for currency-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for currency-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for currency-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

October 2009	Page 17